Exhibit 99.1

SWM ANNOUNCES FIRST QUARTER 2020 RESULTS

ALPHARETTA, GA, May 6, 2020 -- Schweitzer-Mauduit International, Inc. ("SWM" or the "Company") (NYSE: SWM) reported earnings results for the three month period ended March 31, 2020.

Adjusted measures are reconciled to GAAP at the end of this release. Financial and operating comparisons are versus the prior year period and are from continuing operations. Figures may not sum to total due to rounding. Definitions: Advanced Materials & Structures (AMS), Engineered Papers (EP), "organic" - excluding acquisition benefit, "Tekra" - the Tekra and Trient businesses acquired in March 2020

First Quarter 2020 Financial Results Summary

•	Total sales were $261.5 million, up 1%

•	GAAP operating profit was $34.1 million, or 13.0% of sales, up 12%

•	Adjusted operating profit was $39.8 million, or 15.2% of sales, up 12%, driven by EP segment profit growth

•	GAAP EPS was $0.72, up 29%; Adjusted EPS was $0.85, up 25%, and was above internal expectations

•	Due to the lack of visibility on the remainder of the year caused by the COVID-19 pandemic, the Company has withdrawn previously issued 2020 guidance

•	The Company currently expects no changes to its capital allocation strategy

Management Commentary

Dr. Jeff Kramer, Chief Executive Officer, commented, "Given the impact of the COVID-19 pandemic on the global economic environment, I want to begin my comments by thanking all of the SWM community for their incredible dedication to the safety of our employees and their commitment to servicing our customers worldwide. Their responsive actions have resulted in all but one of our sites being currently operational. All of our company-wide facilities are currently deploying increased safety measures with essential production and shipping personnel on site, and we are strengthening our leadership communications and processes as we work hard to minimize any service disruptions to our customers."

“First quarter 2020 Adjusted EPS of $0.85 increased 25% and was above our expectations despite challenging conditions. We saw positive fundamentals in several areas of the business and successfully closed the Tekra acquisition. Within EP, sales growth was accompanied by strong margin performance. In AMS, solid growth across much of the portfolio was offset by a decline in transportation films, which was impacted early in the quarter by the Coronavirus outbreak in China."

"Our performance under these circumstances highlights the success we have achieved in diversifying our business and creating a resilient portfolio, with many of our end-markets relatively insulated from Coronavirus-related economic challenges. We expect demand for our tobacco-related products to reflect typical industry attrition, while much of our filtration business and suite of medical products are expected exhibit good demand despite economic turbulence. While we typically do not view our transportation films business as cyclical given its rapid expansion and growing consumer penetration in recent years, the current global auto market is experiencing significant disruption. Demand in our infrastructure and construction business could be mixed, impacted by the expected economic slowdown but with potential government stimulus providing an offset later this year.”

Dr. Kramer concluded, "SWM is on solid financial footing regarding liquidity and cash flow. Although we are seeing pressures across the system, the cost control actions we are taking and our current sensitivity testing and scenario analyses give us confidence that projected cash flows and liquidity are sufficient to support our operating and investment needs as well as our dividend. While we believe we are well positioned to weather the expected short-term Coronavirus impacts and expect to achieve solid profitability and free cash flow this year, prudence under such unprecedented conditions requires us to withdraw our previously issued 2020 guidance. I want to close by expressing my personal appreciation for our entire organization's decisive safety, operational, and financial actions, and that I am confident we can successfully navigate these unprecedented times."

First Quarter 2020 Financial Results

Advanced Materials & Structures segment sales were $122.9 million, up 2%, including the acquisition benefit from the Tekra acquisition (closed March 13, 2020), while organic sales decreased 3%. Sales into medical end-markets grew double-digits, while filtration, infrastructure and construction, and industrial end-markets each increased. These gains were offset by a decline in transportation sales. The Company's automotive aftermarket paint protection film sales were significantly impacted by the global disruption of the auto industry, particularly in China, caused by the COVID-19 pandemic. GAAP operating profit was $13.7 million, or 11.1% of sales, down 8%. Adjusted operating profit was $19.3 million, down 4%, with margin down 90 basis points to 15.7%. Lower raw material costs were more than offset by the decline in high-margin transportation film sales.

Engineered Papers segment sales were $138.6 million, up 1%, or 3% absent Euro-driven negative currency impacts. Positive price/mix performance of 7% more than offset a volume decline of 4%. Price/mix benefited from a higher proportion of specialty reconstituted tobacco products. The volume decrease reflected anticipated typical attrition rates of the tobacco industry. GAAP operating profit was $33.4 million, or 24.1% of sales, up 16%. Adjusted operating profit was $33.5 million, up 17%, with adjusted operating margin expanding 330 basis points to 24.2%. Margins increased primarily due to positive price/mix movements within the portfolio, ongoing cost reduction activities, and lower wood pulp input costs, which combined to more than offset certain inefficiencies from temporary plant shutdowns related to COVID-19 safety measures. Currency movements resulted in a $0.9 million benefit to operating profit due to lower local currency operating costs in Brazil.

Unallocated GAAP and adjusted expenses were each $13.0 million, down $0.2 million, and were 5.0% of total sales. First quarter 2020 expenses reflected transaction expenses related to the Tekra acquisition, which were offset by lower deferred compensation expenses related to stock market volatility.

Consolidated sales were $261.5 million, up 1%, or 3% absent negative Euro-driven currency impacts. Excluding the Tekra acquisition benefit, organic sales declined 1%. GAAP operating profit was $34.1 million, up 12%, and GAAP operating profit margin was 13.0%. Adjusted operating profit was $39.8 million, also up 12%, and adjusted operating profit margin was 15.2%, up 140 basis points. Adjusted EBITDA was $49.0 million, up 10%, and adjusted EBITDA margin was 18.7%, up 140 basis points. GAAP income was $22.5 million, up 29%; GAAP EPS was $0.72. Adjusted income was $26.5 million, up 26%; Adjusted EPS was $0.85.

Interest expense was $6.9 million, down from $7.8 million, as the Company benefited from lower average interest rates and lower debt balances (prior to the closing of the Tekra acquisition) versus the prior year quarter. Other income was $0.6 million, versus other expense of $0.6 million in the prior year quarter.

The Company reported a tax rate of 19.1%, versus 20.0% in the prior year period. Excluding the impact of non-GAAP adjustments, the first quarter 2020 tax rate was 21.3% (the implied rate reflected in the Company's Adjusted EPS), versus 21.7% in the prior year quarter.

The Company's Chinese JVs were breakeven to both GAAP and Adjusted EPS, versus a $0.01 per share loss in the prior year quarter.

Net currency movements were a $0.8 million benefit to operating profits and the translation impact of net currency movements was negative $0.01 to both GAAP EPS and Adjusted EPS.

Non-GAAP Adjustments reflect items included in GAAP operating profit, income, and EPS, but excluded from adjusted operating profit, income, and EPS (see non-GAAP reconciliation tables). The most significant adjustments to first quarter 2020 results were preliminary purchase accounting expenses of $0.14 per share (purchase accounting expenses reflect the ongoing non-cash intangible asset amortization, as well as any non-cash one-time inventory step-up charges, associated with AMS acquisitions).

Cash Flow, Debt, & Dividend

First quarter 2020 cash provided by operating activities was $5.1 million, down from $13.0 million, due primarily to working capital changes. The Company's working capital-related cash outflows were $33.7 million, compared to $22.0 million in 2019 due primarily to increased accounts receivable balances from a larger sequential sales increase from the fourth quarter of 2019 to the first quarter of 2020 than in the prior year's corresponding quarters. The Company is actively assessing the credit worthiness of its customers in the context of the potential business disruptions caused by COVID-19 impacts but has not yet seen evidence of a material change to its ability to collect accounts receivable balances.

Capital spending and capitalized software totaled $8.1 million, down $0.6 million, which annualizes below the $40 million to $45 million capital expenditure guidance the Company provided in February 2020. In response to COVID-19 and potential financial impacts to the Company, management plans to evaluate cash flow trends in the context of preserving liquidity and may elect to defer some discretionary capital projects originally planned for 2020. Free cash outflow was $3.0 million compared to free cash inflow of $4.3 million in 2019 primarily as a result of working capital changes.

On March 13, 2020, the Company closed on the Tekra acquisition. The total net cash consideration of $170.6 million was comprised of the originally announced $155.0 million purchase price and $15.6 million of customary post-closing adjustments, which relate primarily to tax benefits expected to be realized by the Company. The Company funded the transaction on its previously undrawn credit revolver. In the first quarter of 2020, the Company paid dividends to stockholders totaling $13.7 million.

Total debt was $754.7 million as of March 31, 2020, up $212.0 million from year end 2019, reflecting the Tekra acquisition financing, and total cash was $126.7 million, up $23.7 million from year end 2019; net debt was $628.0 million on March 31, 2020, up $188.3 million. The Company's total debt is comprised primarily of $212 million of borrowings and letters of credit under the revolving credit facility, which is due in 2023 and represents the Company's nearest material debt maturity, $197 million of an outstanding term loan due in 2025, and $350 million of senior notes due in 2026 (these amounts do not sum to total debt due mainly to unamortized discount and issuance costs). The Company's liquidity position is $411 million, consisting of $127 million of cash and $284 million of revolver availability. Management believes current cash balances, anticipated cash generation, and borrowing capacity will be sufficient to fund the Company's operating needs and financial obligations, including dividend payments.

Pursuant to the debt covenants, the Company's net debt to adjusted EBITDA was approximately 2.7x as of March 31, 2020, up from 2.1x from year end 2019, due primarily to financing the Tekra acquisition. Per the terms of the Company's credit agreement, the Company's maximum leverage covenant is 5.0x through the duration of 2020 and is required to be below 4.5x by the end of the first quarter of 2021. Based on multiple scenario and sensitivity analyses conducted by the Company, management expects to maintain covenant compliance despite anticipated macro-economic weakness caused by the COVID-19 pandemic.

The Company announced a quarterly cash dividend of $0.44 per share. The dividend will be payable on June 19, 2020 to stockholders of record as of May 22, 2020.

2020 Financial Outlook

Although the Company still expects to generate solid profitability and cash flow in 2020, as a result of the uncertainty caused by the COVID-19 pandemic and lack of visibility on the expected results for the remainder of 2020, the Company has elected to withdraw its previously issued annual guidance.

Conference Call

SWM will hold a conference call to review first quarter 2020 results with investors and analysts at 8:30 a.m. Eastern time on Thursday, May 7, 2020. The earnings conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Company’s website at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Company’s website shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the Company's website under the Investor Relations section in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading global performance materials company. Our highly engineered papers, films, nets and nonwovens are designed and manufactured using natural fibers and polymers for a variety of industries and applications. We provide our customers with critical components that enhance the performance of their products. End markets served include filtration, transportation, infrastructure and construction, medical, industrial, tobacco, energy, food services and home décor. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 3,400 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws that are subject to the safe harbor created by such laws and other legal protections.  Forward-looking statements include, without limitation, those regarding future performance, capital expenditures, future market and EPS trends, sales and volume trends, growth prospects, currency rates and trends and impact on EPS, future cash flows, effective tax rates, planned investments, impacts of the COVID-19 pandemic on our operations, profitability, and cash flow, and other statements generally identified by words such as "believe," "expect," "intend," "guidance," "plan," "forecast," "potential," "anticipate," "confident," "project," "appear," "future," "should," "likely," "could," "may," "typically," "will," and similar words. These statements are not guarantees of future performance and certain risks, uncertainties (some of which are beyond the Company’s control) and assumptions that may cause actual results to differ materially from our expectations as of the date of this release. These risks include, among other things, those set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019, which can be found at the SEC’s website www.sec.gov, as well as the following factors:

•	Risks associated with pandemics and other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the recent COVID-19 outbreak;

•
The impact of mandatory business closures, limits on non-essential travel, “social or physical distancing” guidelines, “shelter-in-place” mandates and similar governmental and private measures taken to combat the spread of COVID-19;

•
Changes in sales or production volumes, pricing and/or manufacturing costs of Recon products, cigarette paper (including for LIP cigarettes), including any change by our customers in their tobacco and tobacco-related blends for their cigarettes, their target inventory levels and/or the overall demand for their products, new technologies such as e-cigarettes, inventory adjustments and rebalancings in our EP segment. Additionally, competition and changes in AMS end-market products due to changing customer demands;

•	Changes in the Chinese economy, including relating to the demand for reconstituted tobacco, premium cigarettes and netting and due to impact of tariffs;

•	Risks associated with the implementation of our strategic growth initiatives, including diversification, and the Company's understanding of, and entry into, new industries and technologies;

•
Changes in the source and intensity of competition in our commercial segments. We operate in highly competitive markets in which alternative supplies and technologies may attract our customers away from our products. In additional, our customers may, in some cases, produce for themselves the components that the Company sells to them for incorporation into their products, thus reducing or eliminating their purchases from us;

•	Our ability to attract and retain key personnel, due to our prior restructuring actions, the tobacco industry in which we operate or otherwise;

•
Weather conditions, including potential impacts, if any, from climate change, known and unknown, seasonality factors that affect the demand for virgin tobacco leaf and natural disasters or unusual weather events;

•	Seasonal or cyclical market and industry fluctuations which may result in reduced net sales and operating profits during certain periods;

•	Increases in commodity prices and lack of availability of such commodities, including energy, wood pulp and resins, which could impact the sales and profitability of our products;

•	Adverse changes in the oil, gas, automotive, construction and infrastructure, and mining sectors impacting key AMS segment customers;

•	Increases in operating costs due to inflation or otherwise, such as labor expense, compensation and benefits costs;

•	Employee retention and labor shortages;

•
Changes in employment, wage and hour laws and regulations in the U.S., France and elsewhere, including the loi de Securisation de l'emploi in France, unionization rule and regulations by the National Labor Relations Board in the U.S., equal pay initiatives, additional anti-discrimination rules or tests and different interpretations of exemptions from overtime laws;

•	Labor strikes, stoppages, disruptions or other disruptions at our facilities;

•	The impact of tariffs, and the imposition of any future additional tariffs and other trade barriers, and the effects of retaliatory trade measures;

•
Existing and future governmental regulation and the enforcement thereof, for example relating to the tobacco industry, taxation and the environment (including the impact thereof on our Chinese joint ventures);

•	New reports as to the effect of smoking on human health or the environment;

•
Changes in general economic, financial and credit conditions in the U.S., Europe, China and elsewhere, including the impact thereof on currency exchange rates (including any weakening of the Euro and Real) and on interest rates and the effects of the ongoing discussions between the U.K. and European Union to determine the terms of the U.K.'s withdrawal from the European Union;

•	Changes in the method pursuant to which LIBOR rates are determined and the potential phasing out of LIBOR after 2021;

•	Changes in the manner in which we finance our debt and future capital needs, including potential acquisitions;

•
The success of, and costs associated with, our current or future restructuring initiatives, including the granting of any needed governmental approvals and the occurrence of work stoppages or other labor disruptions;

•
Changes in the discount rates, revenue growth, cash flow growth rates or other assumptions used by the Company in its assessment for impairment of assets and adverse economic conditions or other factors that would result in significant impairment charges;

•	The failure of one or more material suppliers, including energy, resin and pulp suppliers, to supply materials as needed to maintain our product plans and cost structure;

•
International conflicts and disputes, which restrict our ability to supply products into affected regions, due to the corresponding effects on demand, the application of international sanctions, or practical consequences on transportation, banking transactions, and other commercial activities in troubled regions;

•	Compliance with the FCPA and other anti-corruption laws or trade control laws, as well as other laws governing our operations;

•	The pace and extent of further international adoption of LIP cigarette standards and the nature of standards so adopted;

•	Risks associated with our 50%-owned, non-U.S. joint ventures relating to control and decision-making, compliance, accounting standards, transparency and customer relations, among others;

•	A failure in our risk management and/or currency or interest rate swaps and hedging programs, including the failures of any insurance company or counterparty;

•
The number, type, outcomes (by judgment or settlement) and costs of legal, tax, regulatory or administrative proceedings, litigation and/or amnesty programs, including those in Brazil, France and Germany;

•	The outcome and cost of LIP-related intellectual property infringement and validity litigation in Europe and the Glatz's German Patent Court invalidation proceedings;

•	Risks associated with our technological advantages in our intellectual property and the likelihood that our current technological advantages are unable to continue indefinitely;

•
Risks associated with acquisitions or other strategic transactions, including acquired liabilities and restrictions, retaining customers from businesses acquired, achieving any expected results or synergies from acquired businesses, complying with new regulatory frameworks, difficulties in integrating acquired businesses or implementing strategic transactions generally and risks associated with international acquisition transactions, including in countries where we do not currently have a material presence;

•
Risks associated with dispositions, including post-closing claims being made against us, disruption to our other businesses during a sale process or thereafter, credit risks associated with any buyer of such disposed assets and our ability to collect funds due from any such buyer;

•
Risks associated with our global asset realignment initiatives, including: changes in tax law, treaties, interpretations, or regulatory determinations; audits made by applicable regulatory authorities and/or our auditor; and our ability to operate our business in a manner consistent with the regulatory requirements for such realignment;

•	Increased taxation on tobacco-related products;

•	Costs and timing of implementation of any upgrades or changes to our information technology systems;

•	Failure by us to comply with any privacy or data security laws or to protect against theft of customer, employee and corporate sensitive information;

•	Changes in tax rates, the adoption of new U.S. or international tax legislation or exposure to additional tax liabilities;

•	Changes in construction and infrastructure spending and its impact on demand for certain products;

•	Potential loss of consumer awareness and demand for acquired companies’ products if it is decided to rebrand those products under the Company’s legacy brand names; and

•	Other factors described elsewhere in this document and from time to time in documents that we file with the SEC.

All forward-looking statements made in this document are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the year ended December 31, 2019, and other reports we file from time to time, which can be found at the SEC’s website www.sec.gov. The discussion of these risks is specifically incorporated by reference into this release. The financial results reported in this release are unaudited.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, certain purchase accounting adjustments related to AMS segment acquisitions, interest expense, the effect of income tax provisions and other tax impacts, capital spending, capitalized software costs, loss from discontinued operations, and depreciation and amortization. This press release also provides certain information regarding the Company's financial results excluding currency impacts. This information estimates the impact of changes in foreign currency rates on the translation of the Company's current financial results as compared to the applicable comparable period and is derived by translating the current local currency results into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. Financial measures which exclude or include these items have not been determined in accordance with accounting principles generally accepted in the United States (GAAP) and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with GAAP are included in the financial schedules attached to this release.

The Company believes that the presentation of non-GAAP financial measures in addition to the related GAAP measures provides investors with greater transparency on the information used by the Company’s management in its financial and operational decision-making. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operational performance in the same way that management evaluates the Company's financial performance. Management believes that providing this information enables investors to better understand the Company’s operating performance and financial condition. These non-GAAP financial measures are not calculated or presented in accordance with, and are not intended to be considered in isolation or as alternatives or substitutes for, or superior to, financial measures prepared and presented in accordance with GAAP, and should be read only in conjunction with the Company's financial measures prepared and presented in accordance with GAAP. The non-GAAP financial measures used in this release may be different from the measures used by other companies.

SOURCE SWM:

CONTACT

Andrew Wamser
Chief Financial Officer
+1-770-569-4271

Or

Mark Chekanow
Director of Investor Relations
+1-770-569-4229

Website: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019	% Change
Net sales	$261.5	$258.0	1.4%
Cost of products sold	187.2	190.1	(1.5)
Gross profit	74.3	67.9	9.4

Selling expense	9.5	8.6	10.5
Research expense	3.2	3.3	(3.0)
General expense	27.4	25.6	7.0
Total nonmanufacturing expenses	40.1	37.5	6.9

Restructuring and impairment expense	0.1	—	N.M.
Operating profit	34.1	30.4	12.2
Interest expense	6.9	7.8	(11.5)
Other income (expense), net	0.6	(0.6)	N.M.
Income from continuing operations before income taxes and income from equity affiliates	27.8	22.0	26.4

Provision for income taxes	5.3	4.4	20.5
Loss from equity affiliates, net of income taxes	—	(0.2)	N.M.
Income from continuing operations	22.5	17.4	29.3
Net income	$22.5	$17.4	29.3%

Net income per share - basic:
Income per share from continuing operations	$0.72	$0.57	26.3%
Net income per share – basic	$0.72	$0.57	26.3%

Net income per share – diluted:
Income per share from continuing operations	$0.72	$0.56	28.6%
Net income per share – diluted	$0.72	$0.56	28.6%

Cash dividends declared per share	$0.44	$0.44

Weighted average shares outstanding:

Basic	30,712,300	30,620,600

Diluted	30,910,000	30,716,700

N.M. - Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in millions)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$126.7	$103.0
Accounts receivable, net	170.4	143.2
Inventories	159.5	161.4
Other current assets	17.1	19.9
Property, plant and equipment, net	324.9	330.3
Goodwill	396.5	337.4
Other noncurrent assets	460.1	376.5
Total Assets	$1,655.2	$1,471.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$1.9	$1.9
Other current liabilities	140.5	155.7
Long-term debt	752.8	540.8
Pension and other postretirement benefits	31.3	31.6
Deferred income tax liabilities	45.1	48.2
Long-term income tax payable	18.2	21.4
Other noncurrent liabilities	73.4	74.4
Stockholders’ equity	592.0	597.7
Total Liabilities and Stockholders’ Equity	$1,655.2	$1,471.7

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating
Net income	$22.5	$17.4
Non-cash items included in net income:
Depreciation and amortization	15.3	14.4
Deferred income tax	0.7	(0.5)
Pension and other postretirement benefits	0.8	0.7
Stock-based compensation	2.2	0.9
Loss from equity affiliates	—	0.2
Other items	(2.7)	1.9
Changes in operating working capital	(33.7)	(22.0)
Cash provided by operations	5.1	13.0

Investing
Capital spending	(7.4)	(7.3)
Capitalized software costs	(0.7)	(1.4)
Acquisitions, net of cash acquired	(170.6)	—
Other investing	2.4	1.1
Cash used in investing	(176.3)	(7.6)

Financing
Cash dividends paid to SWM stockholders	(13.7)	(13.6)
Changes in short-term debt	—	(0.2)
Proceeds from issuances of long-term debt	212.0	—
Payments on long-term debt	(0.4)	(0.6)
Purchases of common stock	(1.0)	(0.9)
Cash provided by (used in) financing	196.9	(15.3)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	(0.5)

Increase (decrease) in cash and cash equivalents	$23.7	$(10.4)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(Dollars in millions)
(Unaudited)

Net Sales
	Three Months Ended March 31,
	2020	2019	% Change
AMS	$122.9	$120.5	2.0%
EP	138.6	137.5	0.8%
Total Consolidated	$261.5	$258.0	1.4%

Operating Profit
	Three Months Ended March 31,
			Return on Net Sales
	2020	2019	2020	2019
AMS	$13.7	$14.9	11.1%	12.4%
EP	33.4	28.7	24.1%	20.9%
Unallocated	(13.0)	(13.2)
Total Consolidated	$34.1	$30.4	13.0%	11.8%

Non-GAAP Adjustments to Operating Profit
	Three Months Ended March 31,
	2020	2019
AMS - Restructuring & Impairment Expenses	$—	$—
AMS - Purchase Accounting Adjustments	5.6	5.1
EP - Restructuring & Impairment Expenses and Tax Assessment	0.1	—
Total Consolidated	$5.7	$5.1

Adjusted Operating Profit *
	Three Months Ended March 31,
			Return on Net Sales
	2020	2019	2020	2019
AMS	$19.3	$20.0	15.7%	16.6%
EP	33.5	28.7	24.2%	20.9%
Unallocated	(13.0)	(13.2)
Total Consolidated	$39.8	$35.5	15.2%	13.8%

* Adjusted Operating Profit, a non-GAAP financial measure, is calculated by adding Restructuring & Impairment Expenses and Purchase Accounting Adjustments to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Operating profit	$34.1	$30.4
Plus: Restructuring and impairment expense	0.1	—
Plus: Purchase accounting adjustments	5.6	5.1
Adjusted Operating Profit	$39.8	$35.5

Income	$22.5	$17.4
Plus: Restructuring and impairment expense	0.1	—
Plus: Purchase accounting adjustments	5.6	5.1
Less: Tax impact of purchase accounting adjustments	(1.4)	(0.9)
Less: Tax legislative changes, net of other discrete items	(0.3)	(0.6)
Adjusted Income	$26.5	$21.0

Earnings per share - diluted	$0.72	$0.56
Earnings per share from continuing operations	0.72	0.56
Plus: Purchase accounting adjustments	0.18	0.17
Less: Tax impact of purchase accounting adjustment	(0.04)	(0.03)
Less: Tax legislative changes, net of other discrete items	(0.01)	(0.02)
Adjusted Earnings Per Share - Diluted	$0.85	$0.68

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DATA
(Dollars in millions, except per share amounts)

	Three Months Ended March 31,
	2020	2019
Net income	$22.5	$17.4
Plus: Loss from discontinued operations	—	—
Income from continuing operations	22.5	17.4
Plus: Interest expense on debt	6.9	7.8
Plus: Provision for income taxes	5.3	4.4
Plus: Depreciation & amortization	14.8	14.3
Plus: Restructuring and impairment expense	0.1	—
Plus: (Income) loss from equity affiliates	—	0.2
Plus: Other (income) expense, net	(0.6)	0.6
Adjusted EBITDA from continuing operations	$49.0	$44.7

AMS adjusted EBITDA	$22.7	$23.3
EP adjusted EBITDA	39.0	34.5
Unallocated adjusted EBITDA	(12.7)	(13.1)
Adjusted EBITDA from continuing operations	$49.0	$44.7

Cash provided by operating activities	$5.1	$13.0
Less: Capital spending	(7.4)	(7.3)
Less: Capitalized software costs	(0.7)	(1.4)
Free Cash Flow	$(3.0)	$4.3

	March 31, 2020	December 31, 2019

Total Debt	$754.7	$542.7
Less: Cash	126.7	103.0
Net Debt	$628.0	$439.7